CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee

VolitionRx Limited

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (dated February 7, 2020) pertaining to the 2011 Equity Incentive Plan and the 2015 Stock Incentive Plan, as amended, of VolitionRx Limited of our report dated March 13, 2019 with respect to the consolidated financial statements of VolitionRx Limited included in its Annual Report (Form 10-K) for the years ended December 31, 2018 and 2017, filed with the Securities and Exchange Commission.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

February 7, 2020